Exhibit 5.1
August 9, 2010
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
Ladies and Gentlemen:
     We have acted as counsel to Teleflex Incorporated, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-168464) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $400,000,000 aggregate principal amount of 3.875% Convertible Senior Subordinated Notes due 2017 (the “Securities”). The Securities will be convertible into shares (the “Shares”) of common stock, par value $1 per share, of the Company pursuant to the terms of the Securities and the Indenture dated as of August 2, 2010 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of August 9, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the Securities.
     We have examined the Registration Statement, the Base Indenture, which has been filed with the Commission as an exhibit, to the Registration Statement and the First Supplemental Indenture, which is being filed with the Commission on the date hereof. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Assuming the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the Underwriting Agreement dated August 3, 2010 among the Company and the several underwriters named therein and otherwise in accordance with the provisions of the Indenture, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	When the Shares have been issued by the Company upon conversion of the Securities in accordance with the Indenture and the Securities, such Shares will be validly issued, fully paid and non-assessable.
     Our opinions set forth in paragraph 1 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on August 9, 2010 and to the use of our name under the caption “Validity of Securities” in the prospectus dated August 2, 2010, included in the Registration Statement, as supplemented by the prospectus supplement dated August 3, 2010.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP